February 7, 2019

Glenn Sanford
Chief Executive Officer
EXP World Holdings, Inc.
2219 Rimland Drive, Suite 301
Bellingham, WA 98226

       Re: EXP World Holdings, Inc.
           Registration Statement on Form S-3
           Filed January 31, 2019
           File No. 333-229451

Dear Mr. Sanford:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Josh Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities